QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

PRESS RELEASE

Contact:	Bill Foust 770-569-4203	Paul Roberts 770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2004 RESULTS
AND QUARTERLY DIVIDEND

Net Income of $10.3 million and Diluted Earnings Per Share of $.67

Alpharetta, GA, October 28, 2004.

Summary of Results
(Amounts in Millions, Except Per Share Amounts)

	2004		2003
	Third Quarter	YTD	Third Quarter	YTD
Net Sales	$164.1	$485.6	$142.1	$419.5
Operating Profit	$16.7	$42.9	$15.8	$39.9
Net Income	$10.3	$25.5	$10.8	$25.2
Earnings Per Share—Diluted	$.67	$1.65	$.72	$1.67
Average Shares—Diluted	15.3	15.4	15.1	15.1

        Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that third quarter net income was $10.3 million compared with net income of $10.8 million in the third quarter of 2003, a decrease of 5 percent. Diluted earnings per share were $.67 compared with diluted earnings per share of $.72 in the prior-year quarter, a 7 percent decrease. The financial results for both the current-year and prior-year quarters reflect the use of the First-In, First-Out (FIFO) method of accounting for inventories by the Company's U.S. business unit, which adopted the FIFO inventory valuation method during the fourth quarter of 2003. The third quarter 2003 financial results were previously restated for the change to FIFO inventory accounting.

Third Quarter 2004 Results

        Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, "Schweitzer-Mauduit's operating profit for the third quarter of 2004 increased by 6 percent from the third quarter of 2003, however, the improvement in operating profit was more than offset by increased interest expense and a higher effective income tax rate. The operating results for the quarter benefited from increased sales volumes, an improved mix of products sold and higher average selling prices. These positive factors were partially offset by increased wood pulp, labor, employee benefit, purchased energy and nonmanufacturing expenses. Operating results were also unfavorably impacted by paper machine start-up costs in the United States and Brazil."

        In February 2004, Schweitzer-Mauduit France S.A.R.L. completed the acquisition of a specialty paper manufacturer located in Indonesia. The Indonesian financial results are included in the French business segment because the results of the Indonesian operation are not material for segment reporting purposes and since the products of the Indonesian business are primarily sold under a French trademark and are coordinated with sales of the Company's French operations in southeast Asia.

        Consolidated net sales were $164.1 million for the quarter compared with $142.1 million in the same period a year ago, an increase of 15 percent. The improvement in net sales was the result of increased sales volumes which contributed $8.7 million of the net sales gain and higher average selling prices that improved net sales by $8.0 million. Changes in currency exchange rates also had a favorable $5.3 million impact on the net sales comparison, reflecting the stronger euro compared with the U.S. dollar.

        Total sales volumes increased by 9 percent for the quarter compared with the third quarter of 2003. Excluding sales of the recently-acquired Indonesian operation, sales volumes increased by 7 percent. Sales volumes for the French segment improved by 13 percent, primarily as a result of increased reconstituted tobacco leaf (RTL) sales associated with the new RTL production line in France that began operation during the fourth quarter of 2003. Excluding sales volumes of the Indonesian operation, the increase in French sales volumes was 10 percent for the quarter. Sales volumes for the Brazilian business improved by 9 percent, primarily attributable to increased sales of tobacco-related papers. Sales volumes in the United States declined by 2 percent, with lower sales of both tobacco-related and commercial and industrial papers.

        Operating profit was $16.7 million for the quarter, an increase of $900,000, or 6 percent, from the $15.8 million operating profit for the third quarter of 2003.

        Operating profit for the French segment totaled $16.4 million in the quarter, $1.2 million more than in the third quarter of 2003, as a result of higher production and sales volumes, partially offset by increased wood pulp, labor, purchased energy and nonmanufacturing expenses. Higher selling expenses were incurred in the French operations in support of the increased sales volumes.

        Operating profit in Brazil declined by $300,000 from the third quarter of 2003, to $1.4 million. Increased production and sales volumes were more than offset by higher cost of sales, including pre-operating costs of $100,000 related to installation of a new cigarette paper machine.

        The U.S. business unit had $800,000 in operating profit during the quarter, $700,000 more than in the prior-year quarter. The benefits of higher average selling prices and an improved mix of products sold were partially offset by increased wood pulp, purchased energy, labor, nonmanufacturing and employee benefit expenses. Additionally, start-up costs totaling $900,000 were incurred related to the operation of a cigarette paper machine at the Spotswood, New Jersey mill that was rebuilt as part of the Company's new cigarette paper manufacturing strategy.

        The average per ton list price of northern bleached softwood kraft pulp in the United States was $670 per metric ton in the third quarter of 2004 compared with $550 per metric ton in the third quarter of 2003. Higher per ton wood pulp costs increased the Company's operating expenses by $1.7 million compared with the prior-year quarter. Purchased energy costs increased by $900,000 compared with the third quarter of 2003, with higher energy costs experienced in the French and U. S. business units, primarily related to higher natural gas and electricity costs.

        Nonmanufacturing expenses were $2.8 million higher than in the prior-year quarter, with increased selling, research and general expenses. The increase in selling expense was largely the result of higher sales commissions associated with increased sales volumes. Higher general expense included increased costs for employee compensation and outside services, related in part to Sarbanes-Oxley Act Section 404 compliance activities. Changes in currency exchange rates contributed to higher nonmanufacturing expenses in France.

        Interest expense increased by $800,000 compared with the third quarter of 2003 caused by increased borrowings to support the Company's capital spending and working capital requirements.

        The effective income tax rate was 26 percent for the quarter compared with 24 percent in the third quarter of 2003. The prior-year effective income tax rate was lower primarily due to a reduction of valuation allowances on deferred income tax assets related to foreign tax credits in the United States.

Year-To-Date Results

        Net sales were $485.6 million for the first nine months of 2004, a 16 percent increase compared with 2003. Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $23.4 million. Higher average selling prices increased net sales by $22.5 million, reflecting in part an improved mix of products sold. Total sales volumes increased by 8 percent compared with the prior year, contributing $20.2 million to the net sales improvement. Excluding sales of the recently-acquired Indonesian operation, sales volumes increased by 6 percent. Sales volumes for the French segment increased by 12 percent, sales volumes for the Brazilian business improved by 10 percent and U.S. sales volumes declined by 3 percent.

        Operating profit for the first nine months of 2004 totaled $42.9 million, a $3.0 million, or 8 percent, increase from $39.9 million in the comparable prior-year period. Year-to-date operating profit in 2004 was favorably affected by increased sales volumes, an improved mix of products sold and higher average selling prices. These favorable factors were partially offset by increased wood pulp, labor, employee benefit, purchased energy and nonmanufacturing expenses. Also, during the first nine months of 2004, $1.8 million of start-up expenses related to a rebuilt cigarette paper machine were incurred in the United States, in addition to $1.2 million of Paris, France office closure expenses and $600,000 of RTL production line start-up costs in France.

        Interest expense increased by $1.5 million during the first nine months of 2004 compared with the first nine months of 2003 because of higher debt levels. Other income was $900,000 favorable during the first nine months compared with the prior-year period primarily as a result of foreign currency gains in 2004 compared with foreign currency losses in 2003. The effective income tax rate was 26 percent for the first nine months of 2004 compared with 24 percent for the prior-year period.

        Year-to-date net income in 2004 was $25.5 million compared with net income of $25.2 million in 2003. Diluted earnings per share were $1.65 for the first nine months of 2004 compared with $1.67 for the prior-year first nine months.

Cash Flow Items and Quarterly Dividend

        Capital spending was $10.8 million during the third quarter of 2004 compared with $34.2 million during the prior-year quarter. Year-to-date 2004 capital spending was $33.9 million, compared with $61.2 million for the first nine months of 2003.

        During the third quarter, $3.3 million was spent in Brazil related to the Company's new cigarette paper manufacturing strategy that was announced in the second quarter of 2003. Capital spending to implement this strategy totaled $10.7 million during the first nine months of this year and is expected to be approximately $17 million in total. Capital spending related to this project totaled $400,000 during the third quarter of 2003 and $500,000 during the first nine months of last year. The rebuilt cigarette paper machine at the Spotswood mill is still in a start-up phase and the new cigarette paper machine in Brazil is expected to begin operation in the fourth quarter of this year. These paper machines will provide improved product quality and machine productivity and facilitate the Company's global sourcing of cigarette papers.

        During the third quarter, capital spending for the new reconstituted tobacco leaf production line in France totaled $1.9 million and $6.7 million year-to-date. In 2003, capital spending for this project totaled $28.2 million during the third quarter and $45.2 million during the first nine months of the year. The new RTL production line continues to make excellent progress in its operations.

        The Company's total capital spending is currently expected to be approximately $47 million in 2004 and $30 million in 2005.

        During the third quarter of 2004, Schweitzer-Mauduit repurchased 134,656 shares of its common stock for $4.0 million. Year-to-date, share repurchases totaled 257,556 shares at a cost of $7.5 million.

        Schweitzer-Mauduit also announced a quarterly common stock dividend of $.15 per share. The dividend will be payable on December 13, 2004 to stockholders of record on November 15, 2004.

Business Comments

        Mr. Deitrich added, "Schweitzer-Mauduit's financial results continue to reflect the benefit of recent capital investments and strategic initiatives as well as related one-time costs. Increased sales of reconstituted tobacco leaf products are being supported by the recent production capacity expansion in our French operations. Sales of cigarette papers for lower ignition propensity cigarettes are also beginning to contribute positively to reported operating results. During the fourth quarter, capital spending associated with the Company's new cigarette paper manufacturing strategy should be largely completed. Start-up costs will be incurred during the fourth quarter related to the upgraded cigarette paper machines in both the United States and Brazil. These start-up costs are likely to exceed the benefits of these projects during the fourth quarter.

        "Market conditions for our businesses continue to be largely favorable, with improved sales volumes and selling prices. However, Schweitzer-Mauduit is beginning to experience weakness in its tobacco-related paper sales in western Europe caused by reduced cigarette consumption in France and Germany and new cigarette paper manufacturing capacity that was added in western Europe mid-year. The Company also continues to face various cost pressures. Wood pulp and purchased energy costs are expected to be above the prior-year level during the fourth quarter. Higher labor rates, employee benefit costs and interest expense are also expected for the balance of the year compared with 2003.

        "Schweitzer-Mauduit expects its diluted earnings per share for full-year 2004 to be approximately at the prior-year level although it now appears that operating results in the fourth quarter may be unfavorably impacted by higher than previously expected cigarette paper machine start-up costs in Brazil and the United States and by weakness in tobacco-related paper sales volumes in western Europe."

        Schweitzer-Mauduit will hold a conference call to review third quarter 2004 results with investors and analysts at 10:30 a.m. eastern time on Thursday, October 28, 2004. The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

        Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada. For further information, please visit the Company's Web site at www.schweitzer-mauduit.com.

        Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements," generally identified by phrases such as the Company "expects", "anticipates", "it appears" or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based on information currently available to the Company and are based upon management's expectations and beliefs concerning future events and factors impacting the Company, including selling prices, the new reconstituted tobacco leaf production line in France, cigarette paper sales volumes, start-up expenses, wood pulp, labor rate, employee benefits, purchased energy, nonmanufacturing and interest expenses, effective income tax rates, currency exchange rates and capital spending. There can be no assurances that such factors or future events will occur as anticipated or that the Company's results will be as estimated. Many factors outside the control of the Company could also impact the realization of such estimates. Such factors are discussed in more detail in the Company's latest filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change
Net Sales	$164.1	$142.1	+15.5%
Cost of products sold	132.5	114.2	+16.0

Gross Profit	31.6	27.9	+13.3
Selling expense	6.2	5.5	+12.7
Research expense	2.2	1.7	+29.4
General expense	6.5	4.9	+32.7

Operating Profit	16.7	15.8	+5.7
Interest expense	1.1	0.3	N.M.
Other income, net	0.4	0.5	(20.0)

Income Before Income Taxes and Minority Interest	16.0	16.0	—
Provision for income taxes (See Note)	4.2	3.8	+10.5

Income Before Minority Interest	11.8	12.2	(3.3)
Minority interest in earnings of subsidiaries	1.5	1.4	+7.1

Net Income	$10.3	$10.8	(4.6)%

Net Income Per Share:
Basic	$0.69	$0.73	(5.5)%

Diluted	$0.67	$0.72	(6.9)%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	14,797,000	14,688,100

Diluted, including Common Share Equivalents	15,321,800	15,090,600

N.M.—Not Meaningful

See Note to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change
Net Sales	$485.6	$419.5	+15.8%
Cost of products sold	395.3	340.1	+16.2

Gross Profit	90.3	79.4	+13.7
Selling expense	20.3	16.6	+22.3
Research expense	6.8	5.9	+15.3
General expense	20.3	17.0	+19.4

Operating Profit	42.9	39.9	+7.5
Interest expense	3.1	1.6	+93.8
Other income (expense), net	0.7	(0.2)	N.M.

Income Before Income Taxes and Minority Interest	40.5	38.1	+6.3
Provision for income taxes (See Note)	10.6	9.2	+15.2

Income Before Minority Interest	29.9	28.9	+3.5
Minority interest in earnings of subsidiaries	4.4	3.7	+18.9

Net Income	$25.5	$25.2	+1.2%

Net Income Per Share:
Basic	$1.71	$1.71	—%

Diluted	$1.65	$1.67	(1.2)%

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	14,850,900	14,752,000

Diluted, including Common Share Equivalents	15,427,200	15,107,100

N.M.—Not Meaningful

See Note to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

Unaudited	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$6.7	$3.7
Accounts receivable	103.5	91.9
Inventories	107.5	97.5
Other current assets	11.7	9.2
Net property, plant and equipment	424.2	411.5
Deferred charges and other assets	27.2	22.1

Total Assets	$680.8	$635.9

LIABILITIES & STOCKHOLDERS' EQUITY
Short-term debt and current portion of long-term debt	$65.2	$30.7
Other current liabilities	141.6	148.9
Long-term debt	63.7	66.2
Noncurrent deferred income tax liabilities	36.4	26.3
Noncurrent deferred revenue	37.4	41.6
Noncurrent pension and other postretirement benefits	43.8	47.9
Other noncurrent liabilities	16.3	14.6
Minority interest	10.0	9.5
Stockholders' equity	266.4	250.2

Total Liabilities and Stockholders' Equity	$680.8	$635.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS)

Unaudited	2004	2003
Net income	$25.5	$25.2
Depreciation and amortization	26.9	22.2
Amortization of deferred revenue	(4.2)	(4.1)
Deferred income tax provision	5.7	2.0
Minority interest in earnings of subsidiaries	4.4	3.7
Other items	—	(3.8)
Net changes in operating working capital	(29.4)	(0.5)

Cash Provided by Operations	28.9	44.7

Capital spending	(33.9)	(61.2)
Capitalized software costs	(1.9)	(2.9)
Acquisitions, net of cash acquired	(8.4)	—
Other investing	(1.3)	2.7

Cash Used for Investing	(45.5)	(61.4)

Cash dividends paid to SWM stockholders	(6.7)	(6.7)
Cash dividends paid to minority owners	(3.8)	(10.4)
Purchases of treasury stock	(7.5)	(5.1)
Changes in debt	32.2	30.7
Other financing	5.4	0.4

Cash Provided by Financing	19.6	8.9

Increase (Decrease) in Cash and Cash Equivalents	$3.0	$(7.8)

See Note to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
NOTE TO UNAUDITED FINANCIAL SUMMARIES

        In the second quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets. These adjustments were recorded as a result of changes in the Company's expectations as to the realization of such assets due to the final settlement in the second quarter of prior-period tax audit assessments in the Company's French operations and changes in estimates of its U.S. income tax situation. The net of these adjustments reduced the provision for income taxes, benefiting second quarter net income by $1.7 million, or $.11 per share.

        In the third quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets. These adjustments were largely a result of changes in estimates of the Company's ability to utilize foreign tax credits in the United States. These changes were the result of implementing certain U.S. tax elections, including the conversion from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) inventory valuation for tax purposes. These adjustments reduced the provision for income taxes, benefiting third quarter net income by $1.0 million, or $.07 per share.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

        The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil. For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada. The Canadian operations only produce flax fiber used as a raw material in the U.S. operations. The term "France" includes operations in France and Indonesia beginning in 2004 because the results of the Indonesian operation, which was acquired in February 2004, are not material for segment reporting purposes and since sales of the Indonesian business are primarily of product sold under a trademark of one of the Company's French businesses and are coordinated with sales of the Company's French operations in southeast Asia. Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales. Expense amounts not associated with segments are referred to as unallocated expenses.

	For the three months ended September 30,			For the nine months ended September 30,
	2004	2003	% Change	2004	2003	% Change
Net Sales
United States	$49.2	$46.7	+5.4%	$147.2	$139.4	+5.6%
France	106.4	88.3	+20.5	313.5	258.3	+21.4
Brazil	13.2	12.0	+10.0	36.9	33.4	+10.5

Subtotal	168.8	147.0		497.6	431.1
Intersegment sales by:
United States	(0.4)	(0.2)		(0.7)	(0.4)
France	(3.3)	(3.8)		(9.2)	(9.3)
Brazil	(1.0)	(0.9)		(2.1)	(1.9)

Consolidated	$164.1	$142.1	+15.5%	$485.6	$419.5	+15.8%

	For the three months ended September 30,			For the nine months ended September 30,
	2004	2003	% Change	2004	2003	% Change
Operating Profit
United States	$0.8	$0.1	N.M. %	$1.8	$0.1	N.M. %
France	16.4	15.2	+7.9	43.0	40.2	+7.0
Brazil	1.4	1.7	(17.6)	3.7	4.5	(17.8)
Unallocated expenses	(1.9)	(1.2)		(5.6)	(4.9)

Consolidated	$16.7	$15.8	+5.7%	$42.9	$39.9	+7.5%

N.M.—Not Meaningful

###

QuickLinks

  EXHIBIT 99.2
  PRESS RELEASE